Exhibit 5.1

Law Offices Ballard Spahr Andrews & Ingersoll, LLP BANK OF AMERICA PLAZA 300 SOUTH FOURTH STREET, SUITE 1201 LAS VEGAS, NEVADA 89101 702-471-7000 FAX: 702-471-7070 www.ballardspahr.com	Philadelphia, PA Baltimore, MD Bethesda, MD Denver, CO Los Angeles, CA Phoenix, AZ Salt Lake City, UT Voorhees, NJ Washington, DC Wilmington, DE

January 18, 2008

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of
Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Re:	Wuhan General Group (China), Inc.
Registration Statement on Form SB-2

Ladies and Gentlemen:

We have acted as Nevada counsel for WUHAN GENERAL GROUP (CHINA), INC., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) covering the offer and sale of an aggregate of 2,903,213 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), representing shares of Common Stock underlying the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) to be sold by the selling stockholders identified in the Registration Statement.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers. The foregoing opinion is limited to the Nevada Revised Statutes of the State of Nevada.

Based on such examination and subject to the limitations hereinabove provided, we are of the opinion, under the laws of the State of Nevada and under the Company’s articles of incorporation and the Company’s bylaws, that the Company has the full power and authority to issue the Shares and, upon the issuance of the Shares pursuant to a conversion of the Preferred Stock in accordance with the terms thereof, the Shares will be validly authorized, legally issued, fully paid and non-assessable.

WUHAN GENERAL GROUP (CHINA), INC.
January 18, 2008

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement, as filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our firm name under the caption “Legal Matters” in the Registration Statement. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while this Registration Statement is in effect.

Very truly yours,
/s/ Ballard Spahr Andrews & Ingersoll, LLP
BALLARD SPAHR ANDREWS & INGERSOLL, LLP